Exhibit 10.3

                                                                December 2, 2002

William R. Dunavant
2461 Provence Circle
Weston, FL  33327

RE:  Revised Employment Agreement
        (Supercedes all prior Agreements, verbal and written)

Dear Roger:

     This letter is written to confirm the offer of OVT, Inc. ("OVT") to employ you as Director of New Business Development. You have agreed to begin employment on October 1, 2002 (the "Start Date"). We are excited about working with you and believe that you will make significant contributions to OVT. This letter supersedes and replaces any other offer, arrangement, or understanding in its entirety. The terms of your position with OVT are as follows:

     Cash Compensation. Your initial base salary for this position will be
$75,000 per year (the "Base Salary"), which shall commence upon the closing of
OVT's next anticipated equity financing which results, at a minimum, of proceeds of $100,000. You will be paid in accordance with OVT's normal payroll practices as in effect from time to time, and shall be subject to such withholdings and deductions as are required by law and by policies of OVT from time to time in effect. Your compensation will periodically be reviewed in accordance with the policies of the Compensation committee of the Board of Directors.

     Equity Based Compensation. You will receive a restricted stock award for
4,000,000 shares of common stock of OVT. You will forfeit all 4,000,000 shares of this restricted stock award if your employment with the Company ceases on or before the six-month anniversary of the Start Date.

     Benefits and Perquisites. In addition to your Base Salary and restricted stock award, you will be eligible to participate in all of OVT's benefit plans if and when adopted. Benefits are anticipated to include: health/dental/life insurance; and participation in OVT's 401(k) plan.

     Relocation. OVT will reimburse up to $25,000 of reasonable documented out of pocket relocation expenses incurred in your move from S. Florida to the
Atlanta, Georgia area ("Relocation Expenses"). The first date in which you begin to incur relocation expenses shall be a date in the future mutually agreeable by
OVT and you (the "Move Date"). Relocation Expenses may include, but are not limited to, all real estate fees associated with the sale of your family home in
Weston, Florida, moving expenses related to the moving of you and your family to the Atlanta area, fees associated with your purchase of a home in Atlanta, including loan origination fees, appraisal fees, credit report fees, title insurance fees, home inspection fees, survey fees, recording fees, underwriting fees and closing costs, the cost of two (2) trips to the Atlanta area for the purpose of finding housing, including airfare for adults, car rentals, and hotel accommodations, and the actual costs of temporary housing in the Atlanta area for you and your immediate family for up to one (1) month after the Move Date.

     Automobile Allowance. OVT will provide you with a lease payment allowance of up to $650 per month. Additionally, OVT will reimburse you for all operational expenses related to the leased automobile, including but not limited to fuel, insurance, and maintenance expenses. The Automobile Allowance for any month shall be payable only if OVT is profitable for such month, on a pre-tax basis, after giving effect to the payment of the automobile allowance and the payment of all other bonus and compensatory arrangements of OVT. Profit shall be determined in accordance with generally accepted accounting principles, consistently applied. No Automobile Allowance shall accrue or be due in any month that OVT has no profit.

     Expenses. OVT shall reimburse you for all reasonable expenses you incur in furtherance of, or in connection with, the business of OVT, including, but not limited to, travel expenses, business communication expenses, and all reasonable entertainment expenses (whether incurred at your residence, while traveling or otherwise), subject to the policies of OVT in effect from time to time.

     Termination of Employment. Except as provided in the next sentence, OVT shall have no obligation to pay any remuneration to you after termination of employment for any reason, except for Base Salary accrued prior to the date of termination of employment, any bonus earned under any bonus plan established by the Board of Directors after the Start Date, and any expense reimbursements incurred prior to date of termination of employment which are payable in accordance with OVT's policies then in effect. The preceding sentence notwithstanding, if your employment is terminated by OVT for a reason other than death, disability, or cause, and other than mutual consent, then OVT shall pay you, in equal monthly installments (or as a lump sum based upon the present value of the future payments using the Corporation's incremental borrowing rate), the monthly Base Salary in effect at the effective date of such termination of employment for a period of 6 months following such termination.
Following a termination of employment for any reason, you agree to cooperate with OVT in all matters relating to the winding up of your pending work on behalf of OVT, including, but not limited to, any litigation in which OVT is involved, and the orderly transfer of any such pending work to other employees of OVT as may be designated by the OVT. OVT agrees to reimburse you for any reasonable pre-approved out-of-pocket expenses you incur in providing such cooperation, subject to reasonable documentation. OVT agrees to pay you a pro rata portion of the Base Salary for such time, unless OVT is paying your Base
Salary at the time.

     This letter does not create a contract of employment or a contract for benefits. Your employment relationship with OVT is at-will. At either your option or OVT's option, your employment may be terminated at any time, with or without cause.

     It is OVT's policy not to infringe upon the proprietary information,  trade secrets, or confidential information of third parties. In addition, it is OVT's policy not to interfere with third parties' contractual or business relations.
Therefore, we ask that you confirm the following, by countersigning below:

     (a)  Prior to the Start Date, you were an employee of Seamless Technology,
          Inc. ("Seamless").

     (b)  You resigned as an employee of Seamless on September 15, 2002.

     (c)  You are not a party to any oral or written agreement with Seamless, nor subject to any judgment, decree, or order of any court or administrative agency, which restricts or purports to restrict your ability to (v) accept the offer of employment by OVT, (w) perform the duties of employment with OVT, (x) call upon or solicit any person for the products and services of OVT, (y) contact, call upon, or solicit any  person  to be an  employee of OVT, and (z) promote the best interests of OVT.

     (d)  At the time you resigned as an employee of Seamless, you did not have in your possession and did not take or retain originals or copies of any contracts, agreements, financial books, records, client lists, memoranda, data, reports, programs, software, tapes, rolodexes, telephone and address books, letters, research, programming, or any other instruments, records, or documents belonging to Seamless or any proprietary information belonging to Seamless, tangible or intangible, including but not limited to any trade secrets or confidential information.

     (e)  No third party (including Seamless) has claimed, has reason to claim, or has requested information from you which suggests that you (i) may have violated or may be violating any of the terms or conditions of any employment, non-competition, or non-disclosure agreement to which you are or were a party or by which you are bound; (ii) disclosed or may be disclosing, or utilized or may be utilizing, any trade secret or proprietary  information or documentation of such third party; or
          (iii) interfered or may be interfering in the employment  relationship between such third party and any of present or former employee of such person.

     (f)  You have no present intention of employing any trade secret or any information or documentation proprietary to Seamless.

     (g)  None of the execution, delivery, or performance of this Offer Letter will conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under any contract, covenant, or instrument under which you are obligated.

     You acknowledge that OVT is relying on your confirmation of the foregoing in offering you the position described in this letter.

     Prior to the Start Date, you will sign an employee agreement in the form of
Exhibit A hereto.

     If you have any questions concerning this offer, please do not hesitate to contact me.

     Sincerely,

     Richard E. Bennett, Jr., President of OVT, Inc.

     Accepted and agreed to this 25 day of November 2002.

     William R. Dunavant